Exhibit 23(c)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 23, 2009 (March 10, 2010 as to Note 3), relating to the 2008 consolidated financial statements (which report expresses an unqualified opinion on those financial statements, and includes explanatory paragraphs regarding (1) Merrill Lynch becoming a wholly-owned subsidiary of Bank of America Corporation on January 1, 2009 and (2) the retrospective adjustment in the 2008 financial statements for a change in the composition of reportable segments), appearing in the Annual Report on Form 10-K of Merrill Lynch for the year ended December 31, 2010.

/s/ Deloitte & Touche LLP

New York, New York

November 9, 2011